 EX.99.a.ii.b
Schedule A

FIRST INVESTORS INCOME FUNDS
Cash Management Fund
Fund For Income
Government Fund
Investment Grade Fund
International Opportunities Bond Fund
Strategic Income Fund
Floating Rate Fund
Limited Duration High Quality Bond Fund

Schedule updated as of May 19, 2014